SECURITIES AND EXCHANGE COMMISSION


                              Washington D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                December 6, 1996
                Date of Report (Date of earliest event reported)


                             ST. JUDE MEDICAL, INC.
               (Exact name of registrant as specified in charter)



   Minnesota                       0-8672                        41-1276891
(State or other                 (Commission                    (IRS Employer
jurisdiction of                 File Number)                 Identification No.)
incorporation)



                   One Lillehei Plaza, St. Paul, MN       55117
               (Address of principal executive offices) (Zip Code)

                                 (612) 483-2000
                Registrant's telephone number including area code

                                 Not Applicable
          (Former name or former address, if changed since last report)


ITEM 5.  OTHER EVENTS

St. Jude Medical, Inc. (the "Company") is filing this Current Report on Form 8-K to present the supplemental financial statements, supplemental management's discussion and analysis of financial condition and results of operations, and other financial information that give effect to the May 31, 1996 acquisition of Daig Corporation ("Daig") (previously reported on Form 8-K dated January 29,
1996), accounted for as a pooling of interests, by restating 1995 and certain prior years financial statements and information as if the Company and Daig always had been combined.

Effective May 31, 1996, Company and Partner Acquisition Corp. acquired Daig under an Agreement and Plan of Merger (the "Agreement"). Pursuant to this Agreement, the Company acquired all the outstanding shares of Daig common stock in exchange for Company common stock. Each share of Daig's outstanding common stock was converted into the right to receive .651733 shares of Company common stock.

Based on the 15,236,144 shares of Daig common stock shares outstanding, St. Jude issued 9,929,897 shares of its common stock to acquire Daig. The acquisition was accounted for as a pooling of interests and is intended to qualify as a reorganization (tax free to the Daig shareholders) under the provisions of
Section 368(a) of the Internal Revenue Code.

Daig is a Minnesota based manufacturer of specialized cardiovascular devices for the electrophysiology and interventional cardiology markets. Daig will continue to operate as a wholly owned subsidiary of the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         The following supplemental consolidated financial statements of the Company that give effect to the merger of Daig Corporation are included herein:
                   Supplemental Management Discussion and Analysis of
                   Financial Condition and Results of Operations
                   Report of Management
                   Report of Independent Auditors
                   Supplemental Consolidated Statements of Income - Years
                   Ended December 31, 1995, 1994 and 1993
                   Supplemental Consolidated Balance Sheets - December 31,
                   1995 and 1994
                   Supplemental Consolidated Statements of Shareholders'
                   Equity - Years ended December 31, 1995, 1994 and 1993 Supplemental Consolidated Statements of Cash Flows - Years ended December 31, 1995, 1994 and 1993
                   Notes to Consolidated Financial Statements
                   Exhibit 23 Consent of Independent Auditors


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         ST. JUDE MEDICAL, INC.


Date  December 4, 1996                   By /s/STEPHEN L. WILSON
      ----------------                      -----------------------------------
                                            Stephen L. Wilson
                                            Vice President - Finance
                                            and Chief Financial Officer


 Supplemental Management's Discussion and Analysis of Results of Operations and
                               Financial Condition

                             (Dollars in thousands)

RESULTS OF OPERATIONS

INTRODUCTION:

The Company designs, manufactures and markets medical devices and provides services primarily for the cardiovascular segment of the medical device market. Principal products include the world's most frequently implanted mechanical heart valves, tissue heart valves, bradycardia pacemakers, pacemaker leads and specialty catheters.

The principal objective for management is to increase shareholder value. This is accomplished through a focus on customer satisfaction, product innovation, continual product and process improvement and investment in medical technologies. The Company has implemented a long-term business strategy which focuses investment on specific medical device technologies which will provide innovative solutions to health care providers and patients.

Effective May 31, 1996, the Company acquired Daig Corporation ("Daig"), a Minnesota based manufacturer of specialized cardiovascular devices for the electrophysiology and interventional cardiology markets. Each share of Daig common stock was converted into approximately .652 shares of Company common stock. The Company issued 9,929,897 shares to Daig shareholders. Additionally, one outstanding option to acquire 128,000 shares of Daig common stock was converted to an option to acquire 83,422 shares of Company common stock. The transaction qualifies as a tax free reorganization and was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, have been restated to include the results of Daig.

Effective September 30, 1994, St. Jude Medical acquired from Siemens AG substantially all the worldwide assets of its cardiac rhythm management operations ("Pacesetter"). The acquisition significantly expanded the Company's product offerings and provided a medical technology platform for potential further diversification of its business. The Company's 1994 fourth quarter and full year 1995 financial results include Pacesetter's operations.

The commentary that follows should be read in conjunction with the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements. The Company's fiscal year is the 52 or 53 week period ending the Saturday nearest December 31. Fiscal years 1995, 1994 and 1993 consisted of 52 weeks.

Shown in the following table for the periods indicated are the percentage relationships of certain items in the consolidated statements of income to net sales and the percentage change of the dollar amounts of such items as compared with the prior period. Due to the impact of the Pacesetter acquisition, amounts are not directly comparable between years.

                                                                             Year-to-Year
                                           Percent of Net Sales          Increase/(Decrease)
--------------------------------------------------------------------------------------------
                                                                              1995      1994
                                          Year Ended December 31          Compared  Compared
                                     1995          1994         1993       TO 1994   to 1993
 ............................................................................................
Net sales                           100.0%        100.0%       100.0%       94%          41%
Cost of sales                        30.8%         28.6%        25.3%      110%          59%
                                    ------        ------       ------
Gross profit                         69.2%         71.4%        74.7%       88%          35%
                                    ------        ------       ------
Selling, general and
          administrative             32.5%         27.0%        20.1%      133%          89%
Research and
          development                 9.5%          6.0%         4.6%      208%          82%
Purchased research
          and development              --          10.4%          --      (100%)         --
                                    ------        ------       ------
Operating profit                     27.2%         28.0%        50.0%       89%         (21%)
Other income (expense), net           (.8%)         1.9%         5.1%     (175%)        (46%)
                                    ------        ------       ------
Income before taxes                  26.4%         29.9%        55.1%       72%         (23%)
Income tax provision                  8.2%          7.8%        13.9%      103%         (20%)
                                    ------        ------       ------
Net income                           18.2%         22.1%        41.2%       61%         (25%)
 .............................................................................................

NET SALES: Net sales totalled $761,835 in 1995, a $369,886, or 94%, increase over 1994 net sales of $391,949. Approximately $349,000 of the increase was attributable to the full year effect of the Pacesetter transaction and increased Pacesetter sales. On a comparable business basis, net sales were almost $307,000, which was approximately a 7% increase over 1994 net sales.

Mechanical heart valve net sales increased in 1995 in all geographic markets despite worldwide health care reform and increased competition which continued to put pressure on the number of procedures performed as well as on pricing flexibility. Domestic mechanical heart valve net sales increased in 1995 due to the full year availability of the St. Jude Medical(R) Hemodynamic Plus Series valves and collagen-impregnated aortic valved grafts and general price increases that were partially offset by a slight reduction in unit sales. International mechanical heart valve net sales in 1995 were more than 10% higher than 1994. This resulted mainly from increased unit sales in the developing markets of Latin America and the Middle East. In Western Europe, net sales were positively impacted by approximately $7,500 in 1995 due to the depreciation of the U.S. dollar from 1994 levels.

Tissue heart valve net sales in 1995 increased significantly from 1994 levels due to the continuing physician acceptance of the Toronto SPVTM valve. Cardiac assist device 1995 net sales increased by almost 15% from 1994 levels as a result of new product introductions and market share penetration.

Daig 1995 net sales increased approximately 20% over 1994 due to increased sales and marketing activities in the U.S. market and to the introduction of new electrophysiology catheters.

Pacesetter net sales totalled almost $455,000. This represented an increase of approximately $349,000 from 1994 levels which only included net sales subsequent to the purchase of the business on September 30, 1994. The higher sales level also resulted from the 1995 introduction of the TrilogyTM line of bradycardia pacemakers and several advanced pacemaker leads. International net sales were 41% of total net sales in 1995 which was consistent with 1994.

Net sales in 1994 of $391,949 were 41% higher than 1993 net sales. The increase principally resulted from the fourth quarter 1994 Pacesetter net sales, higher mechanical heart valve sales in emerging international markets and increased Daig sales due to new product introductions and expanded marketing programs. Domestic mechanical heart valve sales increased due to the introduction of the collagen-impregnated aortic valved graft and general price increases that were partially offset by a reduction in unit sales.

COST OF SALES: As a percentage of net sales, cost of sales in 1995 increased to 30.8% from 28.6% in 1994 primarily as a result of Pacesetter operations. Although Pacesetter margins are consistent with the industry, its margins are not as high as the Company's heart valve margins. Cost of sales includes royalties paid in connection with various license agreements. In addition, cost of sales increased in 1995 due to a price increase from the Company's supplier of pyrolytic carbon components, the major components of the mechanical heart valve. Also, a higher percentage of mechanical heart valve unit sales were generated in the lower margin markets of Latin America and the Middle East. These increases were partially offset by reduced royalty payments due to the expiration of a license agreement pertaining to mechanical heart valve sales during the first quarter 1995.

In 1994, cost of sales as a percentage of sales increased to 28.6% from 25.3% in 1993. The increase was principally attributable to lower margin Pacesetter sales, a higher percentage of mechanical heart valve sales into lower margin emerging markets and a price increase from the Company's supplier of pyrolytic carbon components. These increases were partially offset by reduced royalty payments to the Company's pyrolytic carbon supplier due to the expiration of a contract during the first quarter 1994.

SELLING, GENERAL AND ADMINISTRATIVE: Selling, general and administrative (SG&A) expense increased in 1995 to $247,389 from $105,971 in 1994. As a percentage of net sales, SG&A increased to 32.5% in 1995 from 27.0% in 1994. The higher dollar amount and percentage of net sales increase were mainly due to the Pacesetter operations. Selling efforts for pacemakers are much more labor intensive and the Company uses a commission-based independent contractor sales force in the U.S. and distributors in all international markets except Western Europe. Also, Pacesetter related goodwill amortization was recorded for the full year in 1995 compared to only one quarter in 1994. In addition, SG&A expenses increased due to additional marketing costs attributable to expanded coverage in the Pacific Rim and Latin American markets and an increased infrastructure in Western Europe as a result of the Pacesetter acquisition. Operating expenses denominated in foreign currencies also increased approximately $4,500 due to the depreciation of the U.S. dollar.

During 1994, selling, general and administrative expense increased $49,999 over 1993 levels. The increase was mainly attributable to the Pacesetter operations, higher domestic mechanical heart valve marketing costs associated with increased competition and ISO 9000 certification activities.

RESEARCH AND DEVELOPMENT: Research and development (R&D) expense in 1995 increased to $72,305 from $23,471 recorded in 1994 and as a percentage of net sales increased to 9.5% from 6.0%. The increase was attributable to the full year effect of Pacesetter operations. Pacesetter has major ongoing R&D programs in the areas of bradycardia pacemakers and tachycardia defibrillators as well as development of a new programmer. A slight decrease in R&D for the heart valve business resulted from the completion of certain phases of the development of the rotatable SJM(R) Masters Series rotatable heart valve which was introduced in 1995. The Daig R&D expense increased in 1995 principally due to electrophysiological catheter development.

In 1994, research and development expense increased to $23,471 from $12,869 recorded in 1993. The increase mainly resulted from Pacesetter's fourth quarter operations. Other R&D expenses decreased from 1993 levels due to the completion of certain phases of research and development which was offset by increased spending for mechanical heart valves, tissue heart valves and catheters.

PURCHASED RESEARCH AND DEVELOPMENT: The Pacesetter acquisition was accounted for as a purchase and, on this basis, a pre-tax charge of $40,800 for purchased research and development was incurred in 1994. Specifically, purchased research and development was analyzed by an independent appraisal firm through interviews and evaluation of identifiable developmental projects. Anticipated future cash flows of certain projects were discounted to present values considering risks associated with uncertainties and obstacles in completing projects, technological innovations which could decrease the expected cash flows and other potential market changes. Other projects were valued using the cost approach which values projects based on the buyer's ability to avoid previously incurred costs for projects with no alternative future use.

OTHER INCOME (EXPENSE): Other expense totalled $5,790 in 1995 compared to other income of $7,680 in 1994. The Pacesetter acquisition which was effective September 30, 1994 decreased the Company's cash and marketable securities position by $275,000 and increased debt by $255,000. During 1995, $135,000 of debt was repaid; however, interest expense in 1995 increased significantly over 1994 levels as a result of a full year of debt as opposed to one quarter of debt. Due to fluctuations in the U.S. dollar and a shift in the relationship between European currencies, foreign exchange contract gains and foreign exchange transaction gains were recorded in 1995 compared to losses recorded in 1994.

Net other income decreased to $7,680 in 1994 from $14,126 in 1993 mainly due to the financing of the Pacesetter acquisition. Interest expense was $3,776 in 1994 and negligible in 1993 and interest income was significantly reduced. Also partnership and joint venture losses were higher in 1994 as significant costs were incurred with respect to The Heart Valve Company's development of the SJM X-Cell(TM) bioprosthesis.

INCOME TAX PROVISION: The Company's 1995 effective income tax rate increased to 31.1% which was 4.8 percentage points higher than the 1994 effective rate. The higher rate resulted from lower tax advantaged investment income, income from Pacesetter operations which is generally taxed at a higher rate than the Company's previously existing business and reduced tax benefits derived from the Company's Puerto Rican operations.

The Omnibus Budget Reconciliation Act of 1993 significantly reduced the tax benefits which were previously available from income generated by the Company's Puerto Rican operations under Internal Revenue Code (IRC) Section 936. As a result of this legislation, Puerto Rican tax benefits were reduced by an additional 5% in 1995 on top of a 40% reduction in 1994.

OUTLOOK: The Company expects that market demands, government regulation and societal pressures will continue to change the health care industry worldwide resulting in further business consolidations and alliances. To meet customer needs, the Company intends to continue to pursue diversification opportunities in the form of acquisitions, joint ventures, partnerships and strategic business alliances. In addition, the Company will participate with industry groups to promote the introduction and use of advanced medical device technology within a cost conscious environment. Finally, customer service in the form of cost effective clinical outcomes will continue to be a primary focus for the Company.

In 1995, competition continued to increase in the Company's heart valve business; however, the Company estimates it held its share of the worldwide heart valve market. During 1995, domestic hospital inventory reduction programs and increased competition resulted in a slight reduction in domestic unit demand for the Company's products. International unit sales growth exceeded 10% reflecting continued penetration of emerging markets. Competition is anticipated to place downward pressure on pricing and health care reform is expected to result in further hospital consolidations over time.

The Company's cardiac rhythm management business is also in a highly competitive market. During 1995, the Company introduced to the market a number of new pulse generators and pacemaker lead products. The Company estimates that it held its share of the worldwide bradycardia segment of cardiac rhythm market in 1995.

The Company has a goal to achieve 15% annual growth in earnings per share. However, achievement of this goal could be materially affected by factors including, but not limited to, the Company's inability to execute its diversification strategy or successfully integrate acquired companies; legislative or administrative reform of the U.S. Medicare and Medicaid systems in a manner that would significantly reduce reimbursement for procedures using the Company's medical devices; unexpected failures of the Company's products or continuation of or increases in existing failure modes for the Company's implanted products; unfavorable developments in the area of product liability laws affecting medical devices; the acquisition of key patents by competitors that would have the effect of excluding the Company from new market segments; or a serious earthquake affecting the Company's Pacesetter facility in Los Angeles.

The Company anticipates that its 1996 effective income tax rate will increase due a higher ratio of Pacesetter income which is generally taxed at a higher rate, reduced Puerto Rican income as a percentage of total income and a lower Puerto Rican tax benefit as IRC Section 936 tax benefits are reduced by an additional 5% per year through 1998. There are additional changes to IRC Section 936 regulations being proposed by the Internal Revenue Service which, if finalized in its present form, would further negatively impact the Company's effective tax rate. There are also legislative proposals to eliminate the
Section 936 tax benefit. The Company cannot predict when, or if the regulation or legislative changes will be adopted.

Subsequent to December 31, 1995, the Company had several unusual transactions which will be reflected in the first quarter 1996 financial statements. Sale of the cardiac assist business for $25,000 will result in a gain of approximately $10,000. Acquisition of The Heart Valve Company for $1,000 and approximately 149,000 shares of Company common stock will result in a purchased research and development charge of approximately $5,000. Settlement of litigation related to an acquisition break up fee will result in a gain of approximately $3,000. The acquisition of Daig Corporation will result in transaction related expenses of approximately $5,500.

FINANCIAL CONDITION

SUMMARY: The financial condition of the Company was strengthened during 1995. The debt incurred with respect to the Pacesetter acquisition was reduced in 1995 to $120,000 from $255,000 at the end of 1994. Cash and marketable securities increased to $187,382 at December 31, 1995, from $150,577 at December 31, 1994. Working capital, the difference between current assets and current liabilities, was $354,771 at December 31, 1995, a $14,927 increase from the prior year end level.

LIQUIDITY: Company operations provide a strong, positive cash flow which is more than sufficient to meet the Company's operational requirements. Cash provided by operations in 1995 amounted to $185,172 compared to $96,271 in 1994. The current ratio was 2.8 to 1 at December 31, 1995.

The Company has a $260,000 long-term revolving line of credit through September 1999 with an eleven member banking syndicate comprised of banks in the United States and other countries where it conducts its business. At December 31, 1995, the Company had $140,000 available under the line.

Accounts receivable increased approximately $19,000 in 1995 principally due to a shift in sales to emerging markets with longer payment cycles. Inventories increased about $30,000 primarily as a result of expanded product offerings in both the heart valve and cardiac rhythm management businesses. Net property, plant and equipment increased almost $25,000 due to Pacesetter plant expansion, pacemaker programmer investments and further development of the Company's Woodridge carbon technology center.

Cash flow from operations and access to additional capital will enable the Company to pursue further diversification opportunities and to fund expected capital additions. During 1996 and 1997, the Company will expand pacemaker manufacturing capacity in both the U.S. and Sweden. In addition, the Company will invest in its information systems and communications infrastructure.

CAPITAL: The Company's capital structure consists of equity and interest bearing debt. Interest bearing debt as a percent of total capital was 14.0% at December 31, 1995 a reduction from 30.7% at December 31, 1994. More importantly, the ratio of debt to cash flow from operations was reduced from 2.6/1 to .6/1.

Cash dividends paid to shareholders in 1994 were $13,935. The Company discontinued its cash dividend subsequent to the third quarter 1994 in order to accelerate debt repayment and to provide additional funds for investment in new businesses. No repurchases of shares of common stock were made during 1995 or 1994. The Company may repurchase approximately 1,000,000 additional shares under a currently outstanding Board of Directors authorization.

OUTLOOK: Management is unaware of any adverse business trends that would materially affect the Company's strong financial position. Should suitable investment opportunities arise that would require additional financing, management believes that the Company's excellent earnings , strong cash flow and solid balance sheet provide a substantial basis to obtain additional financing at highly competitive rates and terms.


                              Report of Management

The management of St. Jude Medical, Inc. is responsible for the preparation, integrity and objectivity of the accompanying financial statements. The financial statements were prepared in accordance with generally accepted accounting principles and include amounts which reflect management's best estimates based on its informed judgement and consideration given to materiality. Management is also responsible for the accuracy of the related data in the annual report and its consistency with the financial statements.

In the opinion of management, the Company's accounting systems and procedures, and related internal controls, provide reasonable assurance that transactions are executed in accordance with management's intention and authorization, that financial statements are prepared in accordance with generally accepted accounting principles, and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that there are inherent limitations in all systems of internal control, and that the cost of such systems should not exceed the benefits to be derived therefrom. Management reviews and modifies the system of internal controls to improve its effectiveness. The effectiveness of the controls system is supported by the selection, retention and training of qualified personnel, an organizational structure that provides an appropriate division of responsibility and a strong budgeting system of control.

St. Jude Medical, Inc. also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and business conduct. This responsibility is reflected in the Company's business ethics policy.

The adequacy of the Company's internal accounting controls, the accounting principles employed in its financial reporting and the scope of independent and internal audits are reviewed by the Audit Committee of the Board of Directors, consisting solely of outside directors. The independent auditors and internal auditor meet with, and have confidential access to, the Audit Committee to discuss the results of their audit work.


/s/RONALD A. MATRICARIA

Ronald A. Matricaria
Chairman, President and Chief Executive Officer



/s/STEPHEN L. WILSON

Stephen L. Wilson
Vice President, Finance and Chief Financial Officer



                         Report of Independent Auditors

St. Jude Medical, Inc.

We have audited the supplemental consolidated balance sheets of St. Jude Medical, Inc. (formed as a result of the consolidation of St. Jude Medical, Inc. and Daig Corporation) as of December 31, 1995 and 1994 and the related supplemental consolidated statements of income for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of St. Jude Medical, Inc. and Daig Corporation on May 31, 1996, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of St. Jude Medical, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Daig Corporation, which statements reflect total assets constituting 4% for 1995 and 3% for 1994 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 7% of the related supplemental consolidated financial statement totals for the three year period ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Daig Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Jude Medical at December 31, 1995 and 1994 and the consolidated results and its operations for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger of Daig Corporation, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


/s/ERNST & YOUNG LLP

Minneapolis, Minnesota
February 5, 1996 (except for the pooling of interests with Daig Corporation described in Note 2, for which the date is May 31, 1996)


                 Supplemental Consolidated Statements of Income

                (Dollars in thousands, except per share amounts)


Year Ended December 31                                1995              1994              1993
 ...............................................................................................
Net sales                                       $    761,835      $    391,949     $    278,320
Cost of sales                                        234,830           112,087           70,433

Gross profit                                         527,005           279,862          207,887

Selling, general and administrative expense          247,389           105,971           55,972
Research and development expense                      72,305            23,471           12,869
Purchased research and development charge               --              40,800             --

Operating profit                                     207,311           109,620          139,046

Other income (expense), net                           (5,790)            7,680           14,126

Income before taxes                                  201,521           117,300          153,172

Income tax provision                                  62,673            30,850           38,599


Net income                                      $    138,848      $     86,450     $    114,573


Earnings per share:
   Primary                                      $       1.71      $       1.08     $       1.42
   Fully diluted                                $       1.70      $       1.07     $       1.42


Cash dividends paid per share                   $       --        $       0.20     $       0.27


Average shares outstanding:
   Primary                                        80,988,000        80,085,000       80,499,000
   Fully diluted                                  81,464,000        80,432,000       80,528,000
 ...............................................................................................

See notes to supplemental consolidated financial statements.


                    Supplemental Consolidated Balance Sheets
                (Dollars in thousands, except per share amounts)

December 31                                                                  1995             1994
 ...................................................................................................
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                              $    34,767      $    24,400
Marketable securities                                                      152,615          126,177
Accounts receivable, less allowance (1995 - $9,361, 1994 - $5,782)         169,690          150,710
Inventories:
   Finished goods                                                           82,176           61,039
   Work in process                                                          27,544           21,974
   Raw materials                                                            53,583           50,234
                                                                       -----------      -----------
Total inventories                                                          163,303          133,247
Prepaid income taxes                                                        15,930            4,448
Other current assets                                                        15,909           16,835
                                                                       -----------      -----------
Total current assets                                                       552,214          455,817
                                                                       -----------      -----------
PROPERTY, PLANT AND EQUIPMENT
Land                                                                         9,949           12,049
Buildings and improvements                                                  46,014           43,764
Machinery and equipment                                                    142,311           99,578
Construction in progress                                                    19,315           12,811
                                                                       -----------      -----------
Gross property, plant and equipment                                        217,589          168,202
   Less accumulated depreciation                                           (55,519)         (31,117)
                                                                       -----------      -----------
Net property, plant and equipment                                          162,070          137,085
                                                                       -----------      -----------
OTHER ASSETS                                                               339,532          353,920
                                                                       -----------      -----------
TOTAL ASSETS                                                           $ 1,053,816      $   946,822
 ...................................................................................................
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                                       $    79,894      $    43,151
Accrued income taxes                                                        41,346           21,644
Accrued employee compensation and related taxes                             45,503           33,179
Other accrued expenses                                                      30,700           17,999
                                                                       -----------      -----------
Total current liabilities                                                  197,443          115,973
                                                                       -----------      -----------
LONG-TERM LIABILITIES
Long-term debt                                                             120,000          255,000
                                                                       -----------      -----------
CONTINGENCIES
                                                                       -----------      -----------
SHAREHOLDERS' EQUITY
Preferred stock, par value $1.00 per share -
    25,000, 000 shares authorized; no shares issued
Common stock, par value $.10 per share -
    100,000,000 shares authorized; issued and outstanding
    1995 - 79,921,597 shares; 1994 - 79,627,665 shares                       7,992            7,963
Additional paid-in capital                                                  34,769           28,488
Retained earnings                                                          680,042          541,194
Cumulative translation adjustment                                            4,319           (2,484)
Unrealized gain on available-for-sale securities                             9,691              686
Receivable for stock issued                                                   (440)             --
                                                                       -----------      -----------
Total shareholders' equity                                                 736,373          575,849
                                                                       -----------      -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $ 1,053,816      $   946,822
 ...................................................................................................
See notes to supplemental consolidated financial statements.


          Supplemental Consolidated Statements of Shareholders' Equity
                (Dollars in thousands, except per share amounts)


                                             Common Stock
                                    ----------------------------       Additional                        Cumulative      Unrealized
                                      Number of                         Paid-In          Retained        Translation       Gain on
                                       Shares           Amount          Capital          Earnings        Adjustment      Investments
 ....................................................................................................................................
Balance December 31, 1992            80,220,797      $     8,022      $    59,815      $   372,892      $    (1,485)     $
                                    -----------      -----------      -----------      -----------      -----------      -----------
Net income                                                                                 114,573
Issuance of common stock
   upon exercise of stock
   options, net of taxes
   withheld                           1,065,760              108            2,580
Tax benefit realized upon
   exercise of stock options                                                  355
Cash dividends
   ($.27 per share)                                                                        (18,786)
Purchase and retirement
   of common shares                  (1,766,550)            (177)         (35,062)
Translation adjustment                                                                                       (2,124)
                                    -----------      -----------      -----------      -----------      -----------      -----------
Balance December 31, 1993            79,520,007            7,953           27,688          468,679           (3,609)
                                    -----------      -----------      -----------      -----------      -----------      -----------
Net income                                                                                  86,450
Issuance of common stock
   upon exercise of stock
   options, net of taxes
   withheld                             107,658               10              704
Tax benefit realized upon
   exercise of stock options                                                  223
Cash dividends
   ($.20 per share)                                                                        (13,935)
Purchase and retirement
   of common shares                                                          (125)
Translation adjustment                                                                                        1,125
Unrealized gain on investments,
   net of taxes                                                                                                                  686
                                    -----------      -----------      -----------      -----------      -----------      -----------
Balance December 31, 1994            79,627,665            7,963           28,490          541,194           (2,484)             686
                                    -----------      -----------      -----------      -----------      -----------      -----------
Net income                                                                                 138,848
Issuance of common stock
   upon exercise of stock
   options, net of taxes
   withheld                             293,932               29            4,930
Tax benefit realized upon
   exercise of stock options                                                1,349
Translation adjustment                                                                                        6,803
Unrealized gain on investments,
   net of taxes                                                                                                                9,005
Receivable for stock issued
                                    -----------      -----------      -----------      -----------      -----------      -----------

Balance December 31, 1995            79,921,597      $     7,992      $    34,769      $   680,042      $     4,319      $     9,691
 ....................................................................................................................................

[WIDE TABLE CONTINUED FROM ABOVE]

                                     Receivable         Total
                                     for Stock       Shareholders'
                                      Issued           Equity
 ................................................................

Balance December 31, 1992           $                $   439,244
                                    -----------      -----------
Net income                                               114,573
Issuance of common stock
   upon exercise of stock
   options, net of taxes
   withheld                                                2,688
Tax benefit realized upon
   exercise of stock options                                 355
Cash dividends
   ($.27 per share)                                      (18,786)
Purchase and retirement
   of common shares                                      (35,239)
Translation adjustment                                    (2,124)
                                    -----------      -----------
Balance December 31, 1993                                500,711
                                    -----------      -----------
Net income                                                86,450
Issuance of common stock
   upon exercise of stock
   options, net of taxes
   withheld                                                  714
Tax benefit realized upon
   exercise of stock options                                 223
Cash dividends
   ($.20 per share)                                      (13,935)
Purchase and retirement
   of common shares                                         (125)
Translation adjustment                                     1,125
Unrealized gain on investments,
   net of taxes                                              686
                                    -----------      -----------
Balance December 31, 1994                  --            575,849
                                    -----------      -----------
Net income                                               138,848
Issuance of common stock
   upon exercise of stock
   options, net of taxes
   withheld                                                4,959
Tax benefit realized upon
   exercise of stock options                               1,349
Translation adjustment                                     6,803
Unrealized gain on investments,
   net of taxes                                            9,005
Receivable for stock issued                (440)            (440)
                                    -----------      -----------

Balance December 31, 1995                  (440)     $   736,373
 ................................................................

See notes to supplemental consolidated financial statements.


               Supplemental Consolidated Statements of Cash Flows
                             (Dollars in thousands)


Year Ended December 31                                                       1995           1994           1993
 .................................................................................................................
OPERATING ACTIVITIES
Net income                                                                $ 138,848      $  86,450      $ 114,573
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation                                                           21,524          9,218          5,662
      Amortization                                                           20,102          7,816          4,458
      Purchased research and development charge                                             40,800
      Changes in operating assets and liabilities net of acquisition:
         Decrease (increase) in accounts receivable                         (19,245)       (23,885)          (139)
         Increase in inventories                                            (23,499)        (4,965)        (6,343)
         Decrease (increase) in other current assets                          1,289         (9,516)        (1,593)
         Increase (decrease) in accounts payable and accrued expenses        38,482          8,018         (2,807)
         Increase (decrease) in accrued income taxes                         20,288         (3,334)         8,083
         Increase in prepaid and deferred income taxes                      (12,617)       (14,331)          (458)
                                                                          ----------      ----------    ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   185,172         96,271        121,436
                                                                          ----------      ----------    ----------
INVESTING ACTIVITIES
Purchases of property, plant and equipment                                  (44,935)       (20,836)       (18,631)
Purchases of marketable securities                                          (26,524)       (88,760)      (157,908)
Proceeds from sale or maturity of marketable securities                      14,500        308,761         83,681
Investments in companies, joint ventures and partnerships                    (3,701)       (13,564)       (12,253)
Acquisition of Pacesetter                                                    13,000       (524,300)
Other investing activities                                                    2,694         (7,686)        (3,273)
                                                                          ----------      ----------    ----------
NET CASH USED IN INVESTING ACTIVITIES                                       (44,966)      (346,385)      (108,384)
                                                                          ----------      ----------    ----------
FINANCING ACTIVITIES
Proceeds from exercise of stock options                                       4,514            644          1,789
Cash dividends paid                                                                        (13,935)       (18,786)
Common stock repurchased                                                                      (125)       (35,239)
Proceeds from the issuance of long-term debt                                               255,000
Repayment of long-term debt                                                (135,000)
                                                                          ----------      ----------    ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                        (130,486)       241,584        (52,236)
                                                                          ----------      ----------    ----------
Effect of currency exchange rate changes on cash                                647            567           (381)
                                                                          ----------      ----------    ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             10,367         (7,963)       (39,565)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               24,400         32,363         71,928
                                                                          ----------      ----------    ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $  34,767      $  24,400      $  32,363
 ..................................................................................................................
See notes to supplemental consolidated financial statements


             Supplemental Notes to Consolidated Financial Statements

                (Dollars in thousands, except per share amounts)


Note 1 SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS: St. Jude Medical, Inc. develops, manufactures and distributes medical device products with an emphasis on cardiac care products. The Company's products are sold in more than 70 countries. Principal products sold are prosthetic heart valves, pacemakers and specialized catheters. The main markets for these products are the United States, Western Europe and Japan. In the United States, the Company uses a direct employee-based sales organization for its heart valve products and a combination of independent contractors and employee-based sales organizations for its pacemaker and catheter products. In Western Europe, the Company has a direct sales presence in thirteen countries. Throughout the rest of the world the Company uses distributor-based sales organizations.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications of previously reported amounts have been made to conform with the current year presentation.


USE OF ESTIMATES: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ACCOUNTING PERIOD: The Company's fiscal year is the 52 or 53 week period ending the Saturday nearest December 31. Fiscal years 1995, 1994 and 1993 consist of 52 weeks.

TRANSLATION OF FOREIGN CURRENCIES: Assets and liabilities of the Company's foreign subsidiaries are translated at exchange rates in effect on reporting dates and differences due to changing exchange rates are recorded as "cumulative translation adjustment" in shareholders' equity. Income and expenses are translated at rates which approximate those in effect on transaction dates.

CASH EQUIVALENTS: Cash equivalents, consisting of liquid investments with a maturity of three months or less when purchased, are stated at cost which approximates market.

INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined under the first-in, first-out method. Allowances are made for slow-moving, obsolete, unsalable or unusable inventories.

STOCK OPTIONS: The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for stock options. Pro forma information regarding net income and earnings per share as calculated under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," will be disclosed in complete financial statements filed for fiscal years beginning subsequent to December 15, 1995.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION: Property, plant and equipment are stated at cost and are depreciated using the straight line method over their estimated useful lives ranging from three to 39 years. Accelerated depreciation is used by the Company for tax accounting purposes only.

LONG-LIVED ASSETS: Statement of Financial Accounting Standards (FAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company will adopt FAS No. 121 which was issued in March 1995 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

REVENUE RECOGNITION: The Company's general practice is to recognize revenues from product sales as shipped and for services as performed.

RESEARCH AND DEVELOPMENT: Research and development expense includes all expenditures for general research into scientific phenomena, development of useful ideas into merchantable products and continuing support and upgrading of various products. All such expense is charged to operations as incurred.

EARNINGS PER SHARE: Primary and fully diluted earnings per share are computed by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding.

Note 2 ACQUISITIONS

On September 30, 1994, the Company acquired substantially all of the Siemens AG worldwide cardiac rhythm management business ("Pacesetter") for $511,300. The acquisition was accounted for under the purchase accounting method. Goodwill is amortized on a straight line basis over 20 years. The results of Pacesetter's operations have been included in the consolidated results of operations from the date of acquisition.

In conjunction with the acquisition, the Company recorded a non-cash pre-tax charge of $40,800 ($25,300, or $.36 per share, after tax) relating to that portion of the purchase price attributable to purchased research and development. The purchased research and development charge represents the appraised value of the in-process research and development that must be expensed under generally accepted accounting principles.

The following unaudited pro forma information has been prepared assuming that the acquisition of Pacesetter had occurred at the beginning of the period presented. Permitted adjustments include amortization of goodwill, increased interest expense, decreased interest income and the related income tax effects. Pro forma results are not necessarily indicative of the results that would have occurred had the acquisition actually taken place at the beginning of 1993, or the expected results of future operations. The 1993 pro forma results include a $25,300, or $.31 per share after-tax, Pacesetter related purchased research and development charge.

                                1995                 1994                1993
 .............................................................................
Net sales                   $761,835             $696,739            $639,686
Net income                  $138,848             $119,174            $ 98,429
Earnings per share             $1.71                $1.49               $1.22
 .............................................................................

Effective May 31, 1996, the Company acquired Daig Corporation ("Daig"), a Minnesota based manufacturer of specialized cardiovascular devices for the electrophysiology and interventional cardiology markets. Each share of Daig common stock was converted into .651733 shares of Company common stock. The Company issued 9,929,897 shares to Daig shareholders. Additionally, one outstanding option to acquire 128,000 shares of Daig common stock was converted to an option to acquire 83,422 shares of Company common stock. The transaction qualifies as a tax free reorganization and was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, have been restated to include the results of Daig.

Daig's fiscal year ended on September 30 and, accordingly, the statements of income for the years ended September 30, 1995, 1994 and 1993 have been combined with the Company's statements of income for the years ended December 31, 1995, 1994 and 1993. An adjustment of $1,553 has been made to beginning retained earnings, principally to reflect Daig's results for the three month period ended December 31, 1995.

Separate results of operations for the periods prior to the merger with Daig are as follows:

                                             1995           1994           1993
                                        ---------      ---------      ---------
Net Sales
---------
St. Jude Medical                        $ 723,513      $ 359,640      $ 252,642
Daig                                       38,322         32,309         25,678
                                        ---------      ---------      ---------
Combined                                $ 761,835      $ 391,949      $ 278,320
                                        =========      =========      =========
Net Income
----------
St. Jude Medical                        $ 129,418      $  79,234      $ 109,643
Daig                                        9,898          7,574          5,229
Adjustments                                  (468)          (358)          (299)
                                        ---------      ---------      ---------
Combined                                $ 138,848      $  86,450      $ 114,573
                                        =========      =========      =========
Other Changes in Shareholders' Equity
-------------------------------------
St. Jude Medical                        $  21,670      ($ 11,257)     ($ 54,441)
Daig                                            6            (55)         1,335
                                        ---------      ---------      ---------
Combined                                $  21,676      ($ 11,312)     ($ 53,106)
                                        =========      =========      =========


Note 3 INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which was adopted in 1993 on a prospective basis. The statement requires use of the asset and liability approach for financial accounting and reporting for income taxes. The cumulative effect of the accounting change was not material.

The components of income before taxes were as follows:


                            1995         1994         1993
 ..........................................................

Domestic                $183,525     $108,249     $148,253
Foreign                   17,996        9,051        4,919
                        --------     --------     --------
Income before taxes     $201,521     $117,300     $153,172
 ..........................................................

The components of the income tax provision were as follows:


                                               1995          1994          1993
 ...............................................................................

Current:
         Federal                           $ 47,281      $ 36,368      $ 24,526
         State and Puerto Rico               11,518        10,217        12,576
         Foreign                              6,226         3,107         1,953
                                           --------      --------      --------
         Total current                       65,025        49,692        39,055
                                           --------      --------      --------
Deferred:
         Prepaid                             (7,329)       (5,757)          274
         Deferred                             4,977       (13,085)         (730)
                                           --------      --------      --------
         Total deferred                      (2,352)      (18,842)         (456)
                                           --------      --------      --------
Income tax provision                       $ 62,673      $ 30,850      $ 38,599
 ...............................................................................

Deferred income tax assets (liabilities) were comprised of the following at December 31:

                                                             1995          1994
 ...............................................................................
Net deferred income tax asset:
         Inventory (intercompany profit in inventory
                  and excess of tax over book valuation) $ 16,590      $  5,811
         Intangibles                                       10,728        12,753
         Accruals not currently deductible and other        7,923         3,806
                                                         --------      --------
Deferred income tax asset                                  35,241        22,370
 ...............................................................................
Net deferred income tax liability:
         Accumulated depreciation                          (7,037)       (1,927)
         Unrealized gain on investments                    (5,830)         (421)
                                                         --------      --------
Deferred income tax liability                             (12,867)       (2,348)
                                                         --------      --------
Net deferred income tax asset                            $ 22,374      $ 20,022
 ...............................................................................

The Company's effective income tax rate varied from the statutory U.S. federal income tax rate of 35% as follows:

                                             1995           1994           1993
 ...............................................................................
Income tax provision at U.S.
          statutory rate                 $ 70,533       $ 41,055       $ 53,610
Increase (decrease) in taxes
          resulting from:
         State income taxes, net of
              federal tax benefit           4,434          1,763          2,959
         Tax benefits from Foreign
              Sales Corporation            (1,886)        (1,557)        (2,190)
         Tax benefits from Puerto
              Rican operations             (8,442)        (7,880)       (13,782)
         Tax exempt income                   --           (2,274)        (3,403)
         Foreign taxes at higher
         (lower) rates                     (1,640)           194            358
         Other                               (326)          (451)         1,047
                                         --------       --------       --------
Income tax provision                     $ 62,673       $ 30,850       $ 38,599
                                         --------       --------       --------
Effective income tax rate                   31.1%          26.3%          25.2%
 ...............................................................................

The Company's effective income tax rate is favorably affected by Puerto Rican tax exemption grants which result in Puerto Rican earnings being partially tax exempt through the year 2003.

Consolidated U.S. federal income tax returns filed by the Company have been examined by the Internal Revenue Service through the year 1989. The Company's 1990 through 1994 federal income tax returns are presently under audit. Field examiners have indicated that the IRS may assert substantial additional taxes on Puerto Rican earnings. Management believes any additional taxes which may ultimately result from the audit would not have a material adverse effect on the Company's liquidity or financial position, but could potentially be material to the net income of a particular future period if resolved unfavorably.

The Company has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries ($17,967 at December 31, 1995) because distribution of these earnings generally would not require additional taxes due to available foreign tax credits.

The Company made income tax payments of $52,624, $49,565 and $31,366 in 1995, 1994 and 1993, respectively.

Note 4 STOCK PURCHASE AND OPTION PLANS

STOCK PURCHASE: The Company's employee stock purchase savings plan allows participating employees to purchase, through payroll deductions, shares of common stock at 85% of the fair market value at specified dates. Under the terms of the plan, 750,000 shares of common stock have been reserved for purchase by plan participants. Employees purchased 97,525 and 26,041 shares in 1995 and 1994, respectively. At December 31, 1995, 603,237 shares were available for purchase under the plan.

STOCK OPTIONS: Under the terms of the Company's various stock plans, 8,434,396 shares of common stock have been reserved for issuance to directors, officers and employees upon the grant of restricted stock or the exercise of stock options. Stock options are exercisable over periods up to 10 years from date of grant and may be "incentive stock options" or "non-qualified stock options" and may have stock appreciation rights attached. At December 31, 1995, there were a maximum of 5,190,595 shares available for grant and 3,327,223 options outstanding, of which 2,507,524 were exercisable. Stock option activity was as follows:

                                      Options           Price
                                    Outstanding       Per Share
 .................................................................
Balance at December 31, 1993         2,113,162     $ 3.06 - 33.08
         Granted                     1,148,625      17.25 - 26.42
         Cancelled                    (320,495)      7.29 - 32.17
         Exercised                      (8,250)      7.20 - 14.63
                                     ---------
Balance at December 31, 1994         2,933,042       3.06 - 33.08
         Granted                       756,552      21.10 - 39.50
         Cancelled                    (165,744)     17.83 - 32.25
         Exercised                    (196,627)      3.56 - 32.25
                                     ---------
Balance at December 31, 1995         3,327,223       3.06 - 39.50
 .................................................................

Pursuant to the terms of the Company's various stock plans, optionees can use cash, previously owned shares or a combination of cash and previously owned shares to reimburse the Company for the cost of the option and the related tax liabilities. Shares are acquired from the optionee at the fair market value of the stock on the transaction date.

All options have been granted at not less than fair market value at dates of grant. When stock options are exercised, the par value of the shares issued is credited to common stock and the excess of the proceeds over the par value is credited to additional paid-in capital. When non-qualified options are exercised, the Company realizes income tax benefits based on the difference between the fair value of the stock on the date of exercise and the stock option exercise price. These tax benefits do not affect the income tax provision, but rather are credited directly to additional paid-in capital.

In connection with a stock option grant, Daig issued 20,855 shares of its common stock in exchange for a $440 non-interest bearing promissory note collateralized by the stock acquired.

Under the terms of the Company's shareholder rights agreement, upon the occurrence of certain events which result in a change in control as defined by the agreement, registered holders of common shares are entitled to purchase one-tenth of a share of Series A Junior Participating Preferred Stock at a stated price, or to purchase either the Company's shares or shares of the acquiring entity at half their market value.

Note 5 FINANCIAL INSTRUMENTS AND OFF BALANCE SHEET RISK

FOREIGN CURRENCY INSTRUMENTS AND HEDGING ACTIVITIES: From time to time, the Company may enter into foreign exchange contracts to manage its exposure to fluctuations in foreign currency exchange rates. These contracts involve the exchange of foreign currencies for U.S. dollars at a specified rate at future dates. Counterparties to these contracts are major international financial institutions. Maturities of these instruments are typically one year or less from the transaction date. Gains or losses from these contracts are included in other income (expense).

The Company had contracts totalling $12,483 at December 31, 1995 and $4,215 at December 31, 1994, to exchange French Francs, German Marks and Italian Lira into U.S. dollars. These instruments were recorded at their fair value at each balance sheet date. The cumulative gain (loss) on these contracts totalled $45 and ($128) at December 31, 1995 and December 31, 1994, respectively and was recorded as other income (expense).

LONG-TERM DEBT: The Company has an unsecured $260,000 committed revolving line of credit with a group of 11 banks that terminates in September 1999. The rate of interest payable under this borrowing facility is a floating rate and is a function of the London Interbank Offered Rate. The weighted average rate at December 31, 1995 and December 31, 1994, was 6.1% and 5.9%, respectively. A facility fee of .085% of the total commitment is paid quarterly.

The credit agreement contains various covenants which require the Company to maintain a specified financial ratio, limit liens, regulate asset disposition and subsidiary indebtedness and restrict certain acquisitions and investments. At December 31, 1995, the Company was in compliance with these covenants.

LINE OF CREDIT: Daig has a $4,000,000 revolving line of credit agreement with a commercial bank. Interest on borrowings under this agreement is payable monthly at the reference rate of the bank. Borrowings under the agreement are payable on demand.

OTHER FINANCIAL INSTRUMENTS: Marketable securities consist of equity instruments, bank certificates of deposit and Puerto Rico industrial development bonds. Under Statement of Financial Accounting Standards (FAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," debt securities that the Company does not have the positive intent to hold to maturity and all marketable equity securities are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. The Company adopted the provisions of the new standard for investments held or acquired after January 1, 1994, and has classified all investments as available-for-sale and carried them at fair value. In accordance with FAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. No net realized gains or losses were recorded in 1995. A net realized loss of $419 was recorded on sales of available-for-sale securities in 1994. The net unrealized holding gain on available-for-sale securities included as a separate component of shareholders' equity was $9,691 (net of $5,830 of current deferred income taxes) at December 31, 1995.

                                           1995                    1994
                                             Estimated               Estimated
                                               Fair                    Fair
                                       Cost    Value           Cost    Value
Assets:
       Cash and Cash Equivalents   $ 13,438    $ 13,438    $ 11,791    $ 11,791
       Marketable Securities       $137,094    $152,615    $124,070    $125,177

The Company also guarantees certain obligations of its subsidiaries. As of December 31, 1995 and 1994, the maximum amounts of such guarantees were $7,500 and $5,000, respectively.

CONCENTRATION OF CREDIT RISK: Trade accounts receivables, certain marketable securities and foreign exchange contracts are the financial instruments which may subject the Company to concentration of credit risk.

Within the European Economic Union, payment of certain accounts receivable is made by the national health care system within several countries. Although the Company does not anticipate collection problems with these receivables, payment is contingent to a certain extent upon the economic situation within these countries. The credit risk associated with the balance of the trade receivables is limited due to dispersion of the receivables over a large number of customers in many geographic areas. The Company monitors the credit worthiness of its customers to which it grants credit terms in the normal course of business.

Marketable securities are placed with high credit qualified financial institutions and Company policy limits the credit exposure to any one financial institution. Counterparties to foreign exchange contracts are major financial institutions; therefore, credit loss from counterparty nonperformance is unlikely.

Note 6 RETIREMENT PLANS

DEFINED CONTRIBUTION PLAN: The Company has a defined contribution profit sharing plan, including features under section 401(k) of the Internal Revenue Code, which provides retirement benefits to substantially all full-time U.S. employees. Under the 401(k) portion of the plan, eligible employees may contribute a maximum of 10% of their annual compensation with the Company matching the first 3%. The Company's level of contribution to the profit sharing portion of the plan is subject to Board of Directors approval and is based on Company performance. The Company has additional defined contribution programs for employees outside the United States. The benefits under these plans are based primarily on compensation levels. Total retirement plan expense was $6,558, $2,873 and $1,265 in 1995, 1994 and 1993, respectively.

DEFINED BENEFIT PLANS: In certain countries outside the United States, the Company maintains defined benefit plans. At December 31, 1995, the Company's obligations under these plans approximated $6.0 million.

Note 7 SUPPLY OF HEART VALVE COMPONENTS

The Company has a long-term contract for supply of pyrolytic carbon components used in its mechanical heart valve prosthesis. Under the terms of the contract, the Company has agreed to purchase decreasing percentages of its component requirements from the supplier through 1998. After 1995, the Company must purchase a minimum of 20% of its component needs from the supplier through 1998 at negotiated prices. The contract may be renewed annually subsequent to 1998. As part of this contract, the Company has granted the supplier a license to produce and sell the supplier's bileaflet mechanical heart valve in countries where patents have been issued covering the St. Jude Medical(R) mechanical heart valve. Under this portion of the contract, the supplier will pay royalties to the Company through mid-1998. Under a separate agreement, the Company paid a royalty to the supplier based on the number of mechanical heart valves the Company produced from its self-manufactured carbon components through August 1993. Amortization of these royalty amounts paid was completed in the second quarter 1994.

Note 8 GEOGRAPHIC AREA

The Company operates in the medical products industry and is segmented into two geographic areas -- the United States and Canada (including export sales to unaffiliated customers except to customers in Europe, the Middle East and Africa) and Europe (including export sales to unaffiliated customers in the Middle East, Africa, Latin America and Asia Pacific).

Sales between geographic areas are made at transfer prices which approximate prices to unaffiliated third parties. Export sales from the United States to unaffiliated customers were $65,835, $52,024 and $36,434 for 1995, 1994 and 1993, respectively.

Net sales by geographic area were as follows:

                      United States      Europe      Eliminations     Net Sales
                       and Canada
 ................................................................................
1995
Customer sales         $  512,999     $  248,836      $     --        $  761,835
Intercompany sales         97,550           --           (97,550)           --
                       ----------     ----------       ----------      ---------
                       $ 610,549      $  248,836      $  (97,550)     $  761,835
 ................................................................................
1994
Customer sales         $  283,553     $  108,396      $     --        $  391,949
Intercompany sales         71,184           --           (71,184)           --
                       ----------     ----------       ----------      ---------
                       $  354,737     $  108,396      $  (71,184)     $  391,949
 ................................................................................
1993
Customer sales         $  198,391     $   79,929      $     --        $  278,320
Intercompany sales         59,908           --           (59,908)           --
                       ----------     ----------       ----------      ---------
                       $  258,299     $   79,929         (59,908)     $  278,320
 ................................................................................

Operating profit by geographic area was as follows:


                      United States      Europe        Corporate        Total
                       and Canada
 ................................................................................
1995                   $ 169,669      $   51,345      $  (13,703)     $  207,311
1994                   $  84,347      $   36,814      $  (11,541)     $  109,620
1993                   $ 106,850      $   41,046          (8,850)     $  139,046
 ................................................................................

Identifiable assets by geographic area were as follows:


                      United States      Europe        Corporate        Total
                       and Canada
 ................................................................................
1995                   $ 626,845      $  203,044      $  223,927      $1,053,816
1994                   $ 576,700      $  181,470      $  188,652      $  946,822
1993                   $ 111,054      $   40,947      $  393,787      $  545,788
 ................................................................................

Corporate expenses consist principally of non-allocable general and administrative expenses. Corporate identifiable assets consist principally of cash and cash equivalents and marketable securities.

Note 9 OTHER INCOME (EXPENSE), NET

Other income (expense), net consisted of the following:

                                        1995          1994          1993
 ........................................................................
Interest income                     $  8,056      $ 14,351      $ 14,800
Interest expense                     (12,962)       (3,776)         (113)
Foreign exchange gains (losses)          541        (1,937)         (526)
Other                                 (1,425)         (958)          (35)
                                    --------      --------      --------
Other income (expense), net         $ (5,790)     $  7,680      $ 14,126
 ........................................................................


Note 10 OTHER ASSETS

Other assets as of December 31, 1995 and 1994, net of accumulated amortization of $34,923 and $25,316, respectively consisted of the following:

                                                 1995         1994
 ..................................................................
Investments in companies, joint ventures
         and partnerships                    $ 22,356     $ 20,651
Intangibles and other                         317,176      333,269
                                             --------     --------
Other assets                                 $339,532     $353,920
 ..................................................................

Investments in companies, joint ventures, and partnerships are stated at cost which approximates market. Intangibles and other assets consist principally of the excess of cost over net assets of certain acquired businesses and technology. Intangibles and other assets are being amortized over periods ranging from ten to 20 years.

Note 11 CONTINGENCIES

The Company is involved in various products liability lawsuits, claims and proceedings of a nature considered normal to its business. In connection with two pacemaker lead models, the Company may be subject to future uninsured claims. The Company's products liability insurance carrier has denied coverage for these models and has filed suit against the Company seeking rescission of the policy covering Pacesetter business retroactive to the date the Company acquired Pacesetter. The Company was a codefendant in a 1995 class action suit with respect to these leads. This case was settled in November 1995. The Company's share of the settlement was approximately $7,000. Additional claims could be filed by patients with these leads who were not class members. Further, claims may be filed in the future relative to events currently unknown to management. Management believes losses that might be sustained from such actions would not have a material adverse effect on the Company's liquidity or financial position, but could potentially be material to the net income of a particular future period if resolved unfavorably.

Note 12 SHAREHOLDERS' EQUITY

On October 17, 1995, the Board of Directors declared a three for two stock split in the form of a 50% stock dividend to shareholders of record on November 2, 1995. Earnings per share, dividends per share, shares outstanding and weighted average shares outstanding have been restated to reflect the stock dividend.

Note 13 SUBSEQUENT EVENTS

On January 5, 1996, the Company acquired The Heart Valve Company, previously a 50% owned joint venture with Hancock Jaffee Laboratories (HJL). Under the agreement, the Company will pay $1,000 and issue 149,153 shares of its common stock to HJL. The acquisition will be accounted for under the purchase accounting method.

On January 19, 1996, the Company sold its Cardiac Assist Division assets to C.R. Bard, Inc. for approximately $25,000 in cash. The selling price exceeded the net asset value of the assets and the resulting gain of approximately $10,000 will be recorded in the first quarter 1996.

Note 14 QUARTERLY FINANCIAL DATA (UNAUDITED)


Quarterly data for 1995 and 1994 was as follows:

                                                            Quarter
---------------------------------------------------------------------------------------
                                          First       Second        Third       Fourth
 .......................................................................................
Year Ended
         December 31, 1995:
                  Net sales            $189,138     $195,072     $186,176     $191,449
                  Gross profit         $127,202     $136,087     $129,775     $133,941
                  Net income           $ 32,635     $ 35,613     $ 34,400     $ 36,200
                  Earnings per share   $    .40     $    .44     $    .42     $    .44

Year Ended
         December 31, 1994:
                  Net sales            $ 73,735     $ 74,788     $ 71,209     $172,217
                  Gross profit         $ 54,344     $ 55,497     $ 52,801     $117,220
                  Net income           $ 28,907     $ 28,846     $ 27,659     $  1,038*
                  Earnings per share   $    .36     $    .36     $    .35     $    .01*
 .......................................................................................

* Includes a $25,300 ($.32 per share primary, $.31 per share fully diluted) charge for purchased research and development associated with the Pacesetter acquisition.

Primary and fully diluted per share results are the same for all quarters in 1995 and 1994. The full year 1995 and 1994 primary earnings per share were both $.01 higher than fully diluted earnings per share due to rounding.



                  Five-Year Summary of Selected Financial Data

                (Dollars in thousands, except per share amounts)

                                                       1995             1994**           1993             1992             1991
 ...............................................................................................................................
SUMMARY OF OPERATIONS FOR THE YEAR ENDED:
Net sales                                       $   761,835      $   391,949      $   278,320      $   258,734       $  221,064
                                                -----------      -----------      -----------      ------------      ----------
Gross profit                                    $   527,005      $   279,862      $   207,887      $   191,008       $  155,248
                                                -----------      -----------      -----------      ------------      ----------
     Percent of sales                                 69.2%            71.4%            74.7%             73.8%           70.2%
                                                -----------      -----------      -----------      ------------      ----------
Operating profit                                $   207,311      $   109,620      $   139,046      $   127,100       $  101,647
                                                -----------      -----------      -----------      ------------      ----------
     Percent of sales                                 27.2%            28.0%            50.0%             49.1%           46.0%
                                                -----------      -----------      -----------      ------------      ----------
Net income                                      $   138,848      $    86,450      $   114,573      $   105,185       $   84,445
                                                -----------      -----------      -----------      ------------      ----------
     Percent of sales                                 18.2%            22.1%            41.2%             40.7%           38.2%
                                                -----------      -----------      -----------      ------------      ----------
Primary earnings per share*                     $      1.71      $      1.08      $      1.42      $       1.30            1.05
                                                -----------      -----------      -----------      ------------      ----------

FINANCIAL POSITION AT YEAR END:
-------------------------------------------------------------------------------------------------------------------------------
Cash and marketable securities                  $   187,382      $   150,577      $   377,434      $   342,772       $  263,907
                                                -----------      -----------      -----------      ------------      ----------
Working capital                                 $   354,771      $   339,844      $   421,859      $   384,514       $  304,603
                                                -----------      -----------      -----------      ------------      ----------
Total assets                                    $ 1,053,816      $   946,822      $   545,788      $   482,056       $  382,664
                                                -----------      -----------      -----------      ------------      ----------
Long-term debt                                  $   120,000      $   255,000                       $       495              969
                                                -----------      -----------      -----------      ------------      ----------
Total shareholders' equity                      $   736,373      $   575,849      $   500,711      $   439,244       $  347,947
                                                -----------      -----------      -----------      ------------      ----------

OTHER DATA:
-------------------------------------------------------------------------------------------------------------------------------
Dividends declared per share                                     $       .20      $       .27      $        .20
                                                -----------      -----------      -----------      ------------      ----------
Primary weighted average shares outstanding      80,988,000       80,085,000       80,499,000       81,203,000       80,718,000
                                                -----------      -----------      -----------      ------------      ----------
Total employees                                       2,579            2,480              917              865              732
 ...............................................................................................................................

* Earnings per share and share data have been adjusted for a 50% stock dividend paid in 1995.

** Results for 1994 include a $40,800 pre-tax ($25,300, or .31 per share, after-tax) charge for purchased research and development associated with the Pacesetter acquisition.